Exhibit 23.1

CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements pertaining to the Computer Programs and Systems, Inc. 2002 Stock Option Plan (Form S-8 No. 333-97431) and the Computer Programs and Systems, Inc. 401(k) Retirement Plan (Form S-8 No. 333-98543) of our report dated February 3, 2004, with respect to the financial statements and schedule of Computer Programs and Systems, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Birmingham, Alabama
March 8, 2004